EXHIBIT 99.1

Jennifer Lowry to Join the Board of Directors of TPI Composites, Inc.

SCOTTSDALE, Ariz., Nov. 07, 2024 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (TPI) (Nasdaq: TPIC) announced today that Jennifer Lowry will be appointed to its board of directors, effective as of November 13, 2024. Ms. Lowry also will serve on the Audit Committee of the Board. Ms. Lowry brings many years of broad finance experience in the electric power industry.

“We are excited to have Jen join our board,” said Bill Siwek, TPI’s President and CEO. “We will greatly benefit from Jen’s experience in the electric power industry to help support our long-term strategy.”

Ms. Lowry currently serves as an independent director of Clearway Energy, Inc. (NYSE: CWEN) since February 2022 and MYR Group Inc. (NASDAQ: MYRG) since July 2018.  Ms. Lowry served as Vice President of Risk, Treasury, and Corporate Finance for McCormick & Company, Inc., a global food company, from 2016 until her retirement in July 2021. Prior to that, Ms. Lowry spent over 25 years in the energy sector, including serving as Senior Vice President, Generation Strategy at Exelon Corporation, a U.S. power generator, and as Vice President and Treasurer at Constellation Energy. She also held executive positions at companies within the electric power industry including The AES Corporation and Cogentrix Energy Group, Inc.  Ms. Lowry attended Dartmouth College, where she earned a Bachelor of Arts degree and Bachelor of Engineering degree with a focus on electrical engineering, and she earned a Masters in Management from the Northwestern University Kellogg School of Management.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind market. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

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